Exhibit 15
The Shareholders and Board of Directors of
Crawford & Company

We are aware of the incorporation by reference in the Registration Statements (File Nos. 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, 333-125557, 333-140310, 333-142569, 333-157896, 333-161278, 333-161279, 333-161280, 333-170344, 333-190373, 333-199915 and 333-213010) of Crawford & Company of our report dated August 9, 2017 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Form 10-Q for the quarter ended June 30, 2017.
/s/ Ernst & Young LLP
Atlanta, Georgia
August 9, 2017